     As filed with the Securities and Exchange Commission on April 28, 2000


                                                      Registration No. 333-94743

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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

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                              AMENDMENT NO.3 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                            ELCOM INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

                                    Delaware
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         (State or other jurisdiction of incorporation or organization)

                                   04-3175156
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                      (I.R.S. Employer Identification No.)

      10 Oceana Way, Norwood, Massachusetts 02026, telephone (781) 440-3333
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   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                                         Copy to:
      Robert J. Crowell                              Douglas A. Neary
  Elcom International, Inc.                    Calfee, Halter & Griswold LLP
        10 Oceana Way                         1400 McDonald Investment Center
Norwood, Massachusetts 02026                        800 Superior Avenue
       (781) 440-3333                              Cleveland, Ohio 44114
                                                      (216) 622-8200

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement and after compliance with applicable state and federal laws.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for he same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 28, 2000


PROSPECTUS

                            ELCOM INTERNATIONAL, INC.

                        2,853,418 Shares of Common Stock

         This prospectus relates to the offer and sale of common stock of Elcom International, Inc. Of the 2,853,418 shares offered, we are selling up to 2,500,000 and Wit Capital Corporation, the selling stockholder, is selling up to 353,418 shares issuable upon the exercise of outstanding warrants.


         We are selling shares pursuant to the terms of an agreement between us and Cripple Creek Securities, LLC. Cripple Creek is an underwriter in connection with the sale of the shares offered by this prospectus. Under the terms of the agreement:


- We can sell only a maximum of $50 million of common stock over the 18 month period of the agreement; and


- We will sell the common stock at a price equal to the average purchase price of the five trading days preceding the sale, but in no event lower than $4.00 per share.


         For further information regarding the terms governing the issuance of shares under the agreement, see "Underwriting" on page 14.

         Wit Capital, the selling stockholder, may sell the common stock offered by this prospectus from time to time. We will not receive any proceeds from the sale of the common stock by Wit Capital, but we will receive proceeds upon the sale of the shares, if any, under the agreement and upon a cash exercise, if any, of the warrants by Wit Capital.


         Our common stock is quoted on the Nasdaq National Market under the symbol "ELCO." On April 27, 2000, the last reported sale price for the common stock was $6.9375 per share.


         The underwriter has an option in the form of a call right, exercisable during any monthly period for which we elect to sell common stock, to purchase an amount of common stock up to the amount sold by us in the same monthly period, but not less than $1 million.

                    ----------------------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                    ----------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

                          CRIPPLE CREEK SECURITIES, LLC
                      The date of this prospectus is , 2000

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

RISK FACTORS..................................................................3

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS..............................10

ABOUT ELCOM..................................................................11

USE OF PROCEEDS..............................................................12

SELLING STOCKHOLDER..........................................................13

UNDERWRITING.................................................................14

PLAN OF DISTRIBUTION BY SELLING STOCKHOLDER..................................16

LEGAL MATTERS................................................................18

EXPERTS......................................................................18

WHERE YOU CAN FIND MORE INFORMATION..........................................18

INFORMATION INCORPORATED BY REFERENCE........................................18

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

         We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

         In this prospectus, "Elcom," "we," "us" and "our" refer to Elcom International, Inc. "Cripple Creek" or "the underwriter" refer to Cripple Creek Securities, LLC. "Wit Capital" or "the selling stockholder" refer to Wit Capital Corporation.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks before buying shares of our common stock. The risks described are not the only ones facing our company. Additional risks may impair our business operations. If any of the following risks occur, our business, results of operations or financial condition could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus or incorporated herein by reference, including our consolidated financial statements and the notes to those statements.

WE HAVE INCURRED SIGNIFICANT NET LOSSES IN EACH OF OUR LAST FOUR FISCAL
QUARTERS.

         We have incurred significant net losses in each of our last four fiscal quarters, including a net loss of approximately $42.5 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of approximately $58.7 million. We cannot assure you that we will be able to achieve profitability on an annual or quarterly basis in the short term, or, if we achieve profitability, that it will be sustainable. The extent of our future losses will depend, in part, on the rate of growth, if any, of sales of our business-to-business automated procurement software applications, as well as sales of business products, including PCs and other related products and office supplies, and on the level of our expenses. We anticipate significant increased expenditures relating to the marketing and branding of our business-to-business automated procurement applications and Internet storefront. If we are unable to generate significant additional revenue and gross profits in the short term, our commercial viability could be called into question and we will need additional financing.

OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY THE RISK OF OWNERSHIP DILUTION CAUSED BY THE ISSUANCE OF SHARES UNDER THE EQUITY LINE OR BY ADDITIONAL SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE.


         Under the equity line, we may sell up to $10 million of common stock and the underwriter may exercise its option to purchase up to an additional $10 million of common stock during each monthly investment period (up to an aggregate of $50 million during the term of the equity line) at a price equal to 100% of the lowest volume-weighted average sale price during the five days immediately preceding the notice of purchase delivered by us to the underwriter. Because the price of the shares that may be sold under the equity line is based on the market value of the common stock at the time of the sale, the number of shares sold will be greater if the price of the common stock declines, which would cause greater ownership dilution. The equity line agreement limits the price at which common stock may be sold to $4.00 per share, although we have no present intention of selling shares at that price. Therefore, while this prospectus relates to the offering of up to 2,500,000 shares under the equity line, if we sold shares of common stock at the $4.00 per share minimum floor price allowable under the equity line agreement, we would, subject to filing a subsequent registration statement, issue 12,500,000 shares of common stock.

         The perceived risk resulting from the sale of shares (down to $4.00 per share) could cause some of our stockholders to sell their stock, thus causing the price of our stock to further decline. In addition, the downward pressure on our stock price could cause some of our stockholders to engage in short sales of our common stock, which may cause the price of our stock to decline even further.


         The total number of shares that may be issued under the equity line depends on the market price of our common stock at the time that the shares are sold and whether we choose to sell shares, and the number of shares we choose to sell from time to time, to the underwriter. The following table illustrates the effect of variations in the market price in our common stock, and resulting variations in sales prices to the underwriter, on the number of shares issued -- assuming that we choose to sell all possible shares under the equity line. The equity line permits us to choose to sell no shares, or as many shares as we wish, subject to limitations contained in the equity line agreement.

           Price Per Share                    Number of Shares Issued
           ---------------                    -----------------------
                 $6.9375                             7,207,207

                 $6.00                               8,333,333

                 $4.00                              12,500,000



The numbers of shares issued shown above represent, respectively, 20.0%, 22.4% and 30.2% of the total number of shares outstanding, when added to the number of shares outstanding as of December 31, 1999. This table illustrates how the ownership dilution resulting from the sale of shares under the equity line agreement increases as the market value of the common stock declines.


         Our decision to choose to sell all possible shares under the equity line as reflected above would be influenced by, among other things, whether it is in the best interests of the stockholders to sell at lower market prices, limitations in the equity line agreement on the total number of shares that the underwriter may purchase, and other factors. In that connection, we have only registered 2,500,000 shares for sale with the Securities and Exchange Commission, which represents 8.0% of our stock outstanding as of December 31, 1999. Although we are required to register additional shares if we choose to sell such shares, we have not decided at this point to sell such shares, and may elect not to do so under the equity line.

         This prospectus also relates to the resale of up to 353,418 shares of common stock issuable upon exercise of outstanding warrants, having an exercise price of $28.71 per share, held by Wit Capital. In addition, the equity line agreement requires us to issue to Cripple Creek warrants to purchase up to an aggregate of 750,000 shares of common stock at a price equal to 120% of the price at which the common stock is sold under the equity line.

         In addition, as of December 31, 1999, we had an aggregate of 28,870,846 shares of common stock outstanding, of which 24,915,918 shares were held by non-affiliates and are freely tradeable in the public market without restriction. The remaining 3,954,928 shares are held by affiliates of Elcom and are considered "restricted securities" subject to the resale limitations of Rule
144. Sales of a substantial number of shares of common stock in the public market after this offering could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL ON TERMS UNFAVORABLE TO INVESTORS IN THIS OFFERING IF WE DO NOT GENERATE ENOUGH REVENUE.

         We require substantial working capital to fund our business and may need more in the future. We currently have a secured line of credit with Deutsche Financial Services Corporation, under which borrowings are limited to defined percentages of eligible inventory and accounts receiveable, up to a maximum amount of $80 million. We depend upon the Deutsche Financial line to finance our eligible accounts receivable arising from sales of computer products as well as United States inventory purchases. At December 31, 1999, our borrowings from Deutsche Financial were $29.9 million, which approximated the maximum amount available to us, based upon eligible inventory and accounts receivable at that time. We cannot assure you that the Deutsche Financial line will continue to be available to us or that it would be increased to support our requirements with respect to eligible inventory and accounts receivable.

         The net proceeds from the sale of common stock under the equity line, together with our available funds, should be sufficient to meet our needs for working capital and capital expenditure needs for the next twelve months. If, however, we need to raise additional funds through the issuance of equity, equity-related or debt securities, your rights may be subordinate to other investors and your stock ownership percentage may be diluted. We cannot be certain that additional financing will be available to us. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, continue our marketing and branding campaign, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

OUR REVENUES AND OPERATING RESULTS HAVE VARIED IN THE PAST AND ARE LIKELY TO CONTINUE TO DO SO IN THE FUTURE.

         Our quarterly and annual revenues and operating results have varied significantly in the past and are likely to continue to vary in the future. Revenues and operating results may fluctuate as a result of the demand for our products and services, the introduction of new hardware or software technologies offering improved features, the introduction of new services by us and our competitors, changes in the level of operating expenses, the timing of major customer projects, inventory adjustments, competitive conditions and economic conditions generally. In particular, our operating results are highly sensitive to changes in the mix of our product and professional services revenues, product margins and interest rates. Further, the purchase of our products and services in large quantities generally involves a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within our customers' organizations. For these and other reasons, our operating results are subject to a number of significant risks over which we have little or no control, including customers' technology life cycle needs, budgetary constraints and internal authorization reviews. In addition, in the event that the growth in our business does not meet our expectations, we may be unable to adjust our spending levels rapidly enough to avoid an adverse effect upon operating results. Accordingly, we believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not necessarily indicative of results to be expected for a full fiscal year. It is possible that in certain future periods, our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely decline.

WE HAVE RECENTLY INCREASED THE FOCUS OF OUR BUSINESS ON DEVELOPING AND PROVIDING OUR PECOS (PERSONAL ELECTRONIC CATALOG ORDERING SYSTEM) AUTOMATED PROCUREMENT SOFTWARE APPLICATIONS. IF WE ARE UNABLE TO SUCCESSFULLY EXECUTE OUR STRATEGY TO MARKET OUR PECOS APPLICATIONS, OUR BUSINESS PROSPECTS COULD BE SERIOUSLY HARMED.

         Historically, we have derived substantially all of our net sales from our computer remarketing business. We have recently increased the focus of our business on developing and providing PECOS.pm, our intranet and Internet-based business-to-business automated procurement software applications. We are placing particular emphasis on the Internet version of our software, which we host as a service provider for our licensees. We expect to derive an increasingly larger portion of our net sales from the licensing and/or hosting of our PECOS applications.

         The market for Internet-based automated procurement applications and hosting services is at an early stage of development. Our success depends on a significant number of customer/client organizations implementing PECOS and linking with their suppliers over the Internet through our applications. Our ability to attract additional customers for our PECOS applications will depend on using our existing customers as reference accounts, as well as the effectiveness of our marketing and branding campaign. As of December 31, 1999, only 5 customers had licensed our current PECOS intranet and Internet-based applications, for renewable periods of no less than six-months, generally with 90-day acceptance periods. Accordingly, these procurement applications have not yet achieved, and may not achieve, significant market acceptance. In addition to our PECOS applications, we are relying on the growth of our Starbuyer.com Internet storefront, where we market and sell business products, including computers and related products and office supplies, to provide significant revenue growth. As Internet commerce continues to evolve, and competition for on-line commerce applications and hosting thereof intensifies, we must continue to invest in branding our applications and Internet storefront in order to gain market share. Unless a critical mass of buying organizations and their suppliers utilize our PECOS applications, our applications may not achieve widespread market acceptance and our business prospects would be seriously harmed.

WE DEPEND ON ENHANCING THE FUNCTIONALITY OF OUR PECOS PRODUCTS AND SERVICES TO KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGE ASSOCIATED WITH OUR BUSINESS.

         If we are unable to develop new products or services or enhancements to our existing products and services on a timely and cost-effective basis, or if our new products or services or enhancements do not achieve market acceptance, our business prospects would be seriously harmed. The life cycles of our products and services are difficult to predict because the market for our products and services is relatively new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products and services employing new technologies and emerging industry standards could render our existing products or services obsolete and unmarketable in a very short time frame.

         To be successful, our products and services must keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve market acceptance.

         In developing new enhancements and/or products and services, we may:

         - Fail to develop and market products that respond to technological changes or evolving industry standards in a timely or cost-effective manner;

         - Encounter products, capabilities or technologies developed by others that rapidly render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services;

         - Experience difficulties that could delay or prevent the successful development, introduction and marketing of these enhancements and/or new products and services;

         - Fail to develop new products and services that adequately meet the requirements of the marketplace or achieve market acceptance; or

         - Fail to adequately protect our proprietary rights in new technology that we develop.

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

         Any one or a combination of these failures could seriously harm our business prospects.

THE MARKETS THAT WE COMPETE IN ARE VERY COMPETITIVE AND WE FACE INTENSE COMPETITION FROM MANY PARTICIPANTS IN THIS INDUSTRY. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS PROSPECTS WILL BE SERIOUSLY HARMED.

         The markets that we compete in are intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition is likely to result in price reductions, reduced gross profits and loss of market share, any one of which could seriously harm our business prospects. Competitors vary in size and in the scope and breadth of the products and services offered. With respect to our business and computer products remarketing business, we compete with direct manufacturers of such products, other major remarketers, computer mail order companies, systems integrators, computer superstores and electronics superstores and local computer stores, among others. With respect to our PECOS procurement software applications, we compete with vendors of prepackaged electronic commerce software, vendors of software tools for developing electronic commerce applications and system integrators. Potential customers also may elect to develop their own interactive commerce solutions. In addition, we expect additional competition from other established and emerging companies, as the market for electronic commerce applications continues to develop and expand. Our principal competitors for the sale of business products, including computers and related supplies and office products, offered through our Starbuyer.com web site include companies such as Value America, Insight Enterprises, Inc., Cyberian Outpost, Inc. and other traditional resellers of computers and related products. We also experience competition from companies such as eBay, Inc. and uBid Inc. with respect to the Internet auction activity conducted through our Starbuyer.com web site. Our principal competitors for the licensing of our PECOS procurement applications include companies such as Ariba, Inc., Commerce One, Inc., Clarus Corporation, PurchasePro.com, Inc. and others.

         Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than us, significantly greater name recognition and a larger installed base of customers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations. We may not be able to compete effectively with current and future competitors. As a result, current and future competitive pressures may have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO MAINTAIN FAVORABLE RELATIONSHIPS WITH OUR KEY VENDORS.

         Substantially all of our revenue is derived from the remarketing of business products, including computers and related supplies and office products and associated hardware, peripherals and software (including products of various major vendors). Our agreements with those vendors from which we purchase products directly or for whom we are authorized to resell their products generally contain provisions for periodic renewals and for termination by the vendor without cause, generally upon relatively short notice. Although we believe our vendor relationships are good, there can be no assurance that our relationships will continue as presently in effect. The loss of a major vendor, the deterioration of our relationship with a major vendor or the failure to establish good relationships with major new vendors could seriously harm our business. As is typical in our industry, we receive funds from most of our vendors for market development, which are used to offset a portion of our sales and marketing expense. Availability of such funds has been substantially reduced in recent years and any further reductions in the availability of these credits could harm our operating results. We are also dependent, in part, upon vendor financing for working capital requirements. In these instances, the vendors pay Deutsche Financial to provide us with interest free financing for specified periods of time. We cannot assure you that vendor financing will continue to be available to us on satisfactory terms and conditions, if at all. If we are unable to obtain vendor financing on satisfactory terms and conditions, our business, our financial condition and results of operations could be harmed.

HOLDING INVENTORY POSES INVENTORY OBSOLESCENCE RISKS.

         The computer industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. We have recently reduced the level of inventory we stock, but continue to stock inventory. Although it is industry practice for our suppliers to provide selected aspects of price protection that are intended to reduce the risk of inventory devaluation, such policies have been substantially curtailed in recent years. We also may have the option of returning, subject to limitations, a percentage of our current product inventories each quarter to certain manufacturers as we assess each product's current and forecasted demand. The amount of inventory that can be returned to suppliers varies under our agreements and these return policies, if available, provide only limited protection against excess inventory. Some of our suppliers do not accept any inventory returns. We cannot assure you that suppliers will continue supporting return policies, that unforeseen new product developments will not materially adversely affect our business prospects or that we can successfully manage our existing and future inventories.

WE MAY BE UNABLE TO HIRE, RETAIN AND INTEGRATE KEY MANAGEMENT AND TECHNICAL PERSONNEL.

         Our success depends to a large extent on our ability to attract and retain senior management and technical personnel. Loss of members of our senior management team or other key technical employees would hurt our business. Competition for technical personnel is intense. We may be unable to retain our present senior management team or other key technical employees or to attract, assimilate or retain additional qualified employees in the future. In addition, we may experience difficulty in hiring and retaining skilled employees with appropriate qualifications. Our business prospects will be harmed if we fail to attract and retain key employees.

WE FACE UNCERTAINTY REGARDING YEAR 2000 COMPLIANCE.

         Elcom and third parties with which we do business rely on numerous computer programs for day-to-day operations. Many currently installed computer systems and software products are not capable of distinguishing 21st century dates from 20th century dates. As a result, many computer systems and software products could produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. We have completed the process of evaluating our computer systems and software and believe our systems and software are Year 2000 compliant. We have not experienced any significant problems internally or with customers, clients or electronic trading partners in connection with Year 2000 compliance. Nevertheless, we cannot assure you that Year 2000 problems will not arise in the future, which could potentially cause computer system failures if we or our customers, clients and electronic trading partners are not Year 2000 compliant. Failure of our internal computer systems or software, or of systems maintained by our customers, clients and electronic trading partners, to operate properly with regard to the Year 2000 and thereafter could require us to incur significant expenses to remedy any such problems, could result in a loss of revenues, and otherwise adversely affect our business.

WE DEPEND ON CUSTOMERS' INCREASING USE OF THE INTERNET AND ON THE GROWTH OF ELECTRONIC COMMERCE. IF THE USE OF THE INTERNET AND ELECTRONIC COMMERCE DOES NOT GROW AS ANTICIPATED, OUR BUSINESS WILL BE SERIOUSLY HARMED.

         Our Internet PECOS software applications and Starbuyer.com Internet storefront depend on the increased acceptance and use of the Internet as a medium of commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop and expand at recent growth rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

         Our business prospects would be seriously harmed if:

         - Use of the Internet and other on-line services does not continue to increase or increases more slowly than expected;

         - The technology underlying the Internet and other on-line services does not effectively support any expansion that may occur; or

         - The Internet and other on-line services do not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the need for our products and services.


SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING ELECTRONIC COMMERCE.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of encryptography or other events or developments could result in compromises or breaches of the software security systems we license or those of other web sites to protect proprietary information. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the use of the Internet for commerce and communications. Anyone who circumvents our software security systems could misappropriate proprietary information or cause interruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or suppliers, which could disrupt our Starbuyer.com network or make our PECOS applications inaccessible to customers or suppliers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security systems may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

RECENTLY, OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE AND COULD CONTINUE TO BE HIGHLY VOLATILE, AS IS TYPICAL OF TECHNOLOGY AND INTERNET-RELATED COMPANIES.

         The stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Many of the factors that might cause volatility in the market price of our common stock are beyond our control. Some of these factors include:

         - actual or anticipated variations in our quarterly operating results;

         - announcements of technological innovations or new products or services by us or our competitors;

         -        changes in financial estimates by securities analysts;

         -        conditions or trends in electronic commerce;

         - changes in the economic performance or market valuations of other Internet, electronic commerce or business-to-business companies;

         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         -        additions or departures of key personnel;

         - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

         -        potential litigation.


         In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

YOU ARE UNLIKELY TO RECEIVE DIVIDENDS FOR THE FORESEEABLE FUTURE.

         We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

OUR MANAGEMENT'S BROAD DISCRETION IN THE USE OF PROCEEDS FROM THE EQUITY LINE MAY ADVERSELY AFFECT YOUR INVESTMENT.

         We have no current specific plans for the use of the net proceeds from the equity line. Although we generally intend to use the net proceeds for marketing and branding expenditures in support of our PECOS procurement system and Starbuyer.com, for general corporate purposes, including working capital, and for expenses incurred in connection with the equity line agreement, we have not yet determined the actual expected expenditures and thus, cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending upon a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to our services. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will therefore have significant flexibility in applying the net proceeds from the equity line. Our success and growth depends on the effective use of the net proceeds.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. These forward-looking statements have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather refer to our future plans and current objectives, expectations and intentions. Words such as "believes," "may," "will," "expects," "anticipates," "intends," "plans," and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revision to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                   ABOUT ELCOM

         We develop and license automated procurement software applications that facilitate business-to-business electronic commerce and, through our computer remarketing subsidiaries, which are the source of substantially all of our net sales since inception, use versions of our technology as well as Internet-based technologies and other traditional reselling methods to sell and market computer products. Through elcom.com, inc., our eBusiness technology subsidiary, we developed our PECOS(R) (Personal Electronic Catalog and Ordering System) technologies, which enable companies to communicate, market, sell and buy various goods and services electronically. We license our PECOS technology product line to companies in a broad range of industries.

ELCOM.COM, INC.

         Our eBusiness technology subsidiary, elcom.com, is a provider of intranet- and Internet-based applications that automate the procurement processes for businesses. Through elcom.com, we also operate our Starbuyer.com Internet on-line business-to-business store and auction site, where we market and sell over 150,000 business products, including computer products, office supplies, and other commodity-type products. Our procurement software applications and Internet storefront, which were commercially introduced in 1999, are designed to enable buying organizations to control expenditures for non-production goods and services commonly referred to as "operating resources," which include office products, computers and other products necessary for the day-to-day operation of most business enterprises. We intend to be a leading provider of remotely-hosted automated procurement applications and a premier business-to-business Internet storefront supplier of operating resources to companies.

         PECOS Procurement Manager, or PECOS.PM, is our software application that enables our customers to be able to automate substantially all of their operating resources procurement process. PECOS.PM is designed to reduce internal product acquisition costs by eliminating the inefficiencies associated with traditional paper-based purchasing processes. PECOS.PM helps to automate the internal processes required to identify and select products, check pricing, solicit approvals, place orders electronically and track orders through the fulfillment process. PECOS.PM can be deployed either within a company's intranet (internal computer networks that are based on Internet protocol) through PECOS.EPM, or can be remotely-hosted through elcom.com by use of our PECOS Internet Procurement Manager, or PECOS.ipm. Due to the substantial benefits of remote-hosting, both to the client and to us, we expect to focus a substantial majority of our marketing efforts on PECOS.ipm.

         We launched elcom.com's Internet storefront, Starbuyer.com, on March 2, 1999. Starbuyer is targeted to business customers that desire to purchase operating resources on-line from a single source and do not need high levels of overall procurement automation. We offer more than 150,000 business, office and computer products through our Internet storefront at Starbuyer.com. Our elcom.com Internet storefront reported net sales of $2.0 million in the first quarter of 1999, $14.5 million in the second quarter of 1999, $12.2 million in the third quarter of 1999 and $28.3 million in the fourth quarter of 1999.

ELCOM SERVICES GROUP, INC.

         Through our subsidiary, Elcom Services Group, Inc.(R), we use our PECOS technology, as well as traditional methods, to market and sell computer-related products to business customers, which has generated substantially all of our net sales to date. We believe that the use of our PECOS applications differentiates us from other computer remarketers. We commenced operations in December 1993, and experienced rapid growth through the end of 1997. We achieved our growth by offering our PECOS technology to our customers and by various marketing efforts, including the expansion of our direct sales force nationwide and by the acquisition of six computer remarketers. Our computer remarketer acquisition strategy included utilizing an acquired company's sales force to offer PECOS to prospective customers in those new markets and, over time, to transition the acquired company's customers to the PECOS system, thereby generating increasing revenues through the PECOS system. A portion of our revenues are generated by several companies we acquired that have not converted their customers' orders to a PECOS system and these entities continue to use traditional methods of selling and order taking.

         Through Elcom Services Group, we offer over 23,000 products manufactured by leading companies such as Compaq, IBM, Toshiba, Hewlett-Packard and Apple through PECOS.cm, our "sell-side" application, and 62,000 products through PECOS.web, our Internet-based sell-side application. We are currently finalizing development of a version of PECOS. web for use by our United Kingdom subsidiary. Several product manufacturers have paid marketing fees to Elcom Services Group to advertise their products in PECOS.cm and PECOS. web. Orders placed through PECOS.cm and PECOS. web for products that are in stock generally are fulfilled from our inventory or the inventory of one of our distribution fulfillment partners, which include Ingram Micro, Inc., and Tech Data Corporation, two of the largest computer product distributors in the world. We also offer a wide range of professional services to our customers, and have recently increased our focus on attempting to grow this business segment. We operate seven field sales and support offices in the U.S. and two in the U.K., and maintain configuration and distribution facilities in Canton, MA; Irvine, CA; and Hounslow, Middlesex, U.K. We also utilize an outsourced facility in Hartford, CT.

                                 USE OF PROCEEDS

         We could receive, before expenses, up to $50 million in proceeds under the equity line. In addition, Cripple Creek, the underwriter, will receive warrants to purchase up to 750,000 shares of common stock. The amount of gross proceeds, if any, received upon exercise of the warrants issuable to Cripple Creek will depend on the exercise price of the warrants, which is specified in the equity line as 120% of the weighted average purchase price of the common stock purchased during the commitment period. Wit Capital has received warrants to purchase 353,418 shares of common stock having an exercise price of $28.71 per share. Cripple Creek and, with our consent, Wit Capital may effect a "cashless" exercise of the warrants by requesting that shares with a value equal to the exercise price of the warrants be withheld to pay the exercise price, in which case we will not receive any proceeds from such exercise of the warrants.

         The actual amount of proceeds from the equity line and the warrants, if any, will depend upon

         -        the market price of the common stock;

         - whether Wit Capital or Cripple Creek elect to exercise the warrants and, if so, whether they elect and, in the case of Wit Capital, are permitted, to effect a "cashless" exercise of their warrants;

         - whether we elect to sell common stock under the terms of the equity line; and

         - whether Cripple Creek exercises its option to purchase common stock as permitted under the terms of the equity line.

However, there can be no assurance that we will issue any shares or receive any proceeds from the equity line or the exercise of warrants and, under the terms of the equity line, it is possible that no shares will be issued.

         We expect that any net proceeds from the equity line and the warrants will be used for:

         - marketing and branding expenditures in support of our PECOS procurement system and Starbuyer.com;

         -        general corporate purposes, including working capital; and

         - expenses incurred in connection with the equity line agreement, including the payment of the placement fee to Wit Capital, as described below in "Selling Stockholder."

                               SELLING STOCKHOLDER

         Wit Capital has not had a material relationship with Elcom within the past three years, other than in its capacity as financial advisor for Elcom pursuant to a letter agreement dated July 8, 1999. In that capacity, Wit Capital introduced Elcom to Cripple Creek and, in addition to the 353,418 warrants it received, will be paid a cash placement fee equal to 7% of the amount of proceeds received by Elcom from sales of the shares of common stock under the equity line, but in no event will Wit Capital receive less than $700,000 as its cash placement fee. As of the date of this prospectus, Wit Capital does not own or have an interest in any shares of our common stock, other than the 353,418 shares being offered by this prospectus upon exercise of warrants, which, as of December 31, 1999, represented approximately 1% of the outstanding shares of our common stock on a fully diluted basis.

         The following table shows the number of shares owned by the selling stockholder prior to this offering and the number of shares of common stock being registered hereby. Because any or all of the shares of common stock listed below may be offered for sale by the selling stockholder from time to time, no estimate can be given as to the number and percentage of common stock that will be held by the selling stockholder upon termination of sales pursuant to this prospectus.


                                           Shares Owned           Number of
                                              Prior                 Shares
                    Name                   to Offering         to be Registered
                    ----                   -----------         ----------------
Wit Capital Corporation ................   353,418 (1)           353,418 (1)


-------------

(1) Represents shares of common stock issuable upon the exercise of outstanding warrants held by Wit Capital. Eighty percent of the warrants became exercisable upon issuance and the remaining 20% became exercisable upon the date of this prospectus. The warrants expire on December 20, 2002.

                                  UNDERWRITING

         We entered into an Amended and Restated Structured Equity Line Flexible Financing Agreement and a related registration rights agreement with Cripple Creek, the underwriter.

         Under the equity line agreement, we may require Cripple Creek to purchase shares of our common stock over a period of 18 months beginning on the eleventh day following the date of this prospectus. The equity line provides for monthly investment periods commencing on that date. During any monthly investment period, we may, in our sole discretion, require Cripple Creek to purchase between $1 million and $10 million of common stock by delivering a "put notice" to Cripple Creek on or before the third trading day before the beginning of the investment period. During any investment period for which we have issued a put notice, Cripple Creek may deliver a "call notice" at any time prior to the twentieth day of such investment period. Cripple Creek's call notice would require us to sell to Cripple Creek an additional amount of common stock up to the amount set forth in our put notice during such investment period, but in no event less than $1 million. The maximum amount of common stock that may be purchased under the equity line may not exceed $50 million, excluding warrants.


         The purchase price per share for the common stock sold to Cripple Creek under the equity line will be equal to the lowest daily volume-weighted average stock price of the five trading days preceding the put notice or the call notice, as the case may be. We may set a minimum purchase price per share by delivering notice thereof on or before three trading days before the beginning of any investment period. However, under the equity line agreement, we may not sell common stock for less than $4.00 per share. In calculating the purchase price, if the volume-weighted average stock price for a given trading day in the five-day period before delivery of the put notice or call notice, as the case may be, is below the minimum price that we set for that investment period, then, upon notice from Cripple Creek, the stock price for that trading day will be deemed to be the minimum purchase price. If no notice is given by Cripple Creek, the stock price for such trading day will be excluded from the determination of the purchase price.


         Cripple Creek's obligation to purchase shares of common stock during any investment period is subject to the satisfaction of various conditions, including:

         - our registration statement must remain effective under the Securities Act of 1933;

         - our common stock must continue to trade on the Nasdaq National Market; and

         - Cripple Creek may not become the beneficial owner, at any time, of more than 9.9% of the outstanding shares of our common stock.

         The equity line agreement also provides limitations on the amount of common stock that may be sold, which may be less than the amount indicated in the put notice and call notice. Specifically, the amount of common stock sold during each monthly investment period will be equal to the lesser of:

         - the amount indicated in the put notice and call notice, if any,

         - an amount equal to 8% of the average daily value of open market trading during the investment period immediately preceding the current investment period times the number of days during such investment period that the volume-weighted average of the common stock is above the minimum price for such investment period, or

- an amount equal to 8% of the average daily value of open market trading during the current investment period times the number of days during such investment period that the volume-weighted average of the common stock is above the minimum price for the current investment period.

         In addition, the equity line also provides for a pro rata reduction in the amount of common stock that may be sold if there are any trading days during the period in which the volume-weighted average price of the common stock is below the minimum price that we set for the period.

         We also have agreed to issue to Cripple Creek warrants to purchase 15,000 shares for every $1 million in gross proceeds from the sale of common stock under the equity line agreement. We are obligated to issue warrants to purchase a minimum of 150,000 shares of common stock, regardless of the amount of common stock sold under the equity line. However, up until the time of the effectiveness of this prospectus, under limited circumstances involving our termination of the equity line agreement, the minimum amount of warrants that we would have been required to issue to Cripple Creek would have been reduced from 150,000 to 100,000. In those limited circumstances, Wit Capital would have been entitled to exercise only 80% of its warrant.

         The warrants to Cripple Creek will be issued after the end of 18-month period or upon early termination, if any. The warrants are exercisable for 5 years from the date they are issued at an exercise price equal to 120% of the weighted average price at which shares of common stock were sold under the equity line or, if the warrants are issued to satisfy the minimum amount, the exercise price will equal 120% of the volume-weighted price of the common stock for the five trading days before the termination of the agreement. The registration rights agreement requires us to register the shares issuable upon exercise of the warrants that are issued to Cripple Creek.

         We may terminate the equity line at any time without further obligation (beyond the minimum warrants) to Cripple Creek. Cripple Creek may terminate the equity line without further obligation to us only if Cripple Creek determines, in its reasonable discretion, that the adoption of, or change in, or any change in the interpretation or application of, any law, regulation, rule, guideline or treaty makes it illegal or materially impractical for Cripple Creek to fulfill its obligations under the equity line agreement.

         Cripple Creek has advised us that it may sell the common stock offered by this prospectus from time to time primarily in transactions on the Nasdaq National Market or in other types of transactions, including those described in "Plan of Distribution of Selling Stockholder."

         The equity line agreement provides that we must indemnify the underwriter in certain circumstances against certain liabilities, including liabilities under the Securities Act, and contribute to payments that the underwriters may be required to make in respect of those liabilities. The underwriter is required by the equity line agreement to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that we may be required to make in respect of those liabilities.


         The underwriter may create a short position in the common stock for its own account by selling more shares of common stock than we have actually sold to it under the equity line. The potential size of the short position at any time is not expected to be greater than the amount remaining to be purchased under any put notice or call notice. The underwriter may elect to cover any short position by delivering shares of common stock purchased in the open market or shares of common stock purchased pursuant to a particular put notice or call notice. Cripple Creek will deliver a prospectus to all purchasers of shares in short sales which Cripple Creek covers with purchases under the equity line. Purchasers of shares sold pursuant to such short sales may be entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement. Under the equity line agreement, the underwriter is prohibited from making any sales with the intention of reducing the price of our common stock to the underwriter's benefit. Cripple Creek has advised us that it is a registered broker-dealer under the Securities Exchange Act of 1934.

         The following table indicates the expenses payable by us in the offering. All amounts are estimates, other than the SEC Registration Fee and the Nasdaq Additional Listing Fee.

SEC Registration Fee.......................................................  $    19,321

Accounting Fees (for the Company, underwriter and selling stockholder).....  $   140,000

Fees and Expenses of Counsel (for the Company, underwriter
 and selling stockholder)..................................................  $   200,000

Nasdaq Additional Listing Fee..............................................  $    17,500

Placement Fee .............................................................   $3,500,000

Miscellaneous..............................................................  $    23,179

         Total.............................................................   $3,900,000

         As indicated in the above table, we are required to pay a placement fee to Wit Capital, the selling stockholder and our financial advisor, in an amount equal to the greater of $700,000 or 7% of the gross proceeds received by the us in connection with the equity line agreement. In its capacity as financial advisor, Wit Capital introduced Elcom to Cripple Creek, the underwriter. See "Selling Stockholder." The estimated placement fee set forth above of $3.5 million assumes the sale of $50 million of common stock, the maximum amount that may be sold under the equity line agreement. Wit Capital also received warrants to purchase 353,418 shares of common stock, 80% of which became exercisable upon issuance in December 1999 and the remaining 20% of which became exercisable upon the date of this prospectus.

                   PLAN OF DISTRIBUTION BY SELLING STOCKHOLDER

         The selling stockholder may, from time to time, sell all or a portion of the 353,418 shares of common stock issuable upon exercise of outstanding warrants:

         - on the Nasdaq National Market, or such other exchange on which the common stock may from time to time be trading;

         -        in privately negotiated transactions or otherwise;

         -        at fixed prices that may be changed;

         -        at market prices prevailing at the time of sale; or

         - at prices related to such market prices or at negotiated prices.


         The warrants are exercisable at a price of $28.71 per share. The selling stockholder is not restricted as to the price at which it may sell the shares of common stock offered by this prospectus. The shares may be sold by the selling stockholder by one or more of the following methods, without limitation:

         - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -        privately negotiated transactions;

         -        short sales; and

         -        a combination of any of the above methods of sale.

         In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder, or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser, in amounts to be negotiated that are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share. To the extent a broker-dealer is unable to sell a specified number of shares acting as agent for the selling stockholder, it will purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from the purchasers of the shares commissions as described above. The selling stockholder also may sell the shares in accordance with Rule 144 under the Securities Act, rather than under this prospectus.

         From time to time the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in our common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If the selling stockholder engages in such transactions, the price of our common stock may be affected. From time to time the selling stockholder may pledge its shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by the selling stockholder, the broker may offer and sell the pledged shares from time to time.

         The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M, to the extent it applies. The Securities Exchange Act and related rules may limit the timing of purchases and sales of any of the shares by the selling stockholder or any other such person that may affect the marketability of the shares. The selling stockholder also must comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the shares.

         We are required to pay certain fees and expenses incident to the registration of the shares.

         We have agreed to indemnify the selling stockholder in certain circumstances against certain liabilities, including liabilities under the Securities Act.

         We have agreed to use our best efforts to keep the registration statement, of which this prospectus is a part, effective until the shares may be or have been sold under Rule 144(k) of the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for Elcom International, Inc. by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                     EXPERTS

         The consolidated financial statements and schedules of Elcom International, Inc. and subsidiaries as of and for the year ended December 31, 1999 incorporated by reference in this prospectus have been audited by KPMG LLP, independent certified public accountants, as set forth in their reports. The consolidated financial statements and schedules of Elcom International, Inc. and subsidiaries as of and for the years ended December 31, 1998 and 1997 incorporated by reference in this prospectus for the years ended December 31, 1998 and 1997 have been audited by Arthur Andersen LLP, independent certified public accountants. The consolidated financial statements and supporting schedules referred to above have been incorporated by reference in reliance upon the reports of those firms and upon the authority of those firms as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C 20549. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Our filings with the Commission are also available at the Commission's Web site at "http://www.sec.gov." We also maintain a Web Site at "www.elcominternational.com", which provides additional information about our company. THE INFORMATION SET FORTH ON OUR WEB SITE IS NOT A PART OF THIS PROSPECTUS.

         We have filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" into this prospectus the information in documents that we file with the Commission. This means that we can disclose important information to you by referring you to other documents that we have filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and the information that we file with the Commission after the date hereof will automatically update and may supersede this information. Until the termination of the offering of the common stock by this prospectus, we incorporate by reference the documents listed below and any future filings that we make with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, except for portions of those documents that are not deemed to be filed with the Commission or are not required to be filed with the Commission by statute, designation or otherwise.

         (a) Our Annual Report on Form 10-K for the year ended December 31, 1999; and

         (b) The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the Commission on December 12, 1995.

         We will provide to you at no cost a copy of any and all of the information incorporated be reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests for copies should be directed to:

                            Elcom International, Inc.

                       Attention: Chief Financial Officer
                                  10 Oceana Way
                          Norwood, Massachusetts 02062
                            Telephone: (781) 440-3333

===============================================================================






                            ELCOM INTERNATIONAL, INC.









                                2,853,418 Shares


                                  Common Stock








                                   ----------

                                   PROSPECTUS
                                   -----------


                          CRIPPLE CREEK SECURITIES, LLC


                                                              , 2000



===============================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses payable by the Company in connection with the sale and distribution of the Common Stock registered hereby:

         SEC Registration Fee.........................................................  $         19,321

         Accounting Fees (for the Company, underwriter and selling stockholder).......  $        140,000

         Fees and Expenses of Counsel (for the Company, underwriter
          and selling stockholder)....................................................  $        200,000

         Nasdaq Additional Listing Fee................................................  $         17,500

         Placement Fee ...............................................................  $      3,500,000*

         Miscellaneous................................................................  $         23,179

         Total........................................................................  $      3,900,000


----------------
*The Company is required to pay a placement fee to its financial advisor in an amount equal to the greater of $700,000 or 7% of the gross proceeds received by the Company in connection with the equity line agreement. See "Selling Stockholder." The estimate set forth assumes the sale of $50 million of Common Stock, the maximum amount that may be sold under the equity line agreement.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporate Law (the "Delaware GCL") sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 102 (b) of the Delaware GCL permits corporations to eliminate or limit the personal liability of a Director to the corporation or its stockholders for monetary damages for breach of the Director's duty of care. Accordingly, the Article SEVENTH of the Company's Second Restated Certificate of Incorporation (the "Certificate") provides that a Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware GCL or
(iv) for any transaction from which the Director derived an improper personal benefit.

         Article EIGHTH of the Certificate provides in part that the Company shall indemnify any Director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, be reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director or officer or certain other entities, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually or reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

         The Company has also entered into indemnity agreements (the "Indemnity Agreements") with its directors and executive officers that expand the protection provided to the Company's directors and officers and are based upon sections of the Delaware GCL and Article EIGHTH of the Certificate that recognize the validity of additional indemnity rights granted by agreement. The substantive content of the Indemnity Agreements and Article EIGHTH of the Certificate is substantially the same, except that, pursuant to the Indemnity Agreements, indemnity is expressly provided for settlements in derivative actions and partial indemnification is permitted in the event that the director or executive officer is not entitled to full indemnification.

         Both the Delaware GCL and Article EIGHTH of the Certificate provide that the Company may maintain insurance to cover losses incurred pursuant to liability of Directors and officers of the Company. The Company has purchased a Directors and Officers Liability Insurance Policy, which insures the directors and officers against certain liabilities that might arise in connection with their respective positions with the Company.

Item 16. EXHIBITS.

         See the Exhibit Index at page E-1 of this Registration Statement.

Item 17. UNDERTAKINGS.

         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood and the State of Massachusetts, as of the 28th day of April, 2000.


                                     ELCOM INTERNATIONAL, INC.


                                     By:  /s/ Robert J. Crowell
                                          Robert J. Crowell
                                          Chairman and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on April 28, 2000.



                  Signature                                                   Title
                  ---------                                                   -----

     /s/ Robert J. Crowell                                Chairman of the Board of Directors
--------------------------------------------              and Chief Executive Officer
Robert J. Crowell                                         (Principal Executive Officer)



     /s/ Peter A. Rendall                                 Chief Financial Officer
--------------------------------------------              (Principal Financial and Accounting Officer)
Peter A. Rendall


                    *                                     Director
--------------------------------------------
Richard J. Harries, Jr.


                    *                                     Director
--------------------------------------------
John W. Oritz


                    *                                     Director
--------------------------------------------
William W. Smith



*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named directors of the Company and which have been filed with the Securities and Exchange Commission on behalf of such directors.




     /s/ Robert J. Crowell
---------------------------------------
Robert J. Crowell, Attorney-in-Fact

                                    EXHIBITS





Exhibit No.                                 Description
-------------------------------------------------------------------------------

4.4                Specimen certificate of Registrant's Common Stock.  (1)
-------------------------------------------------------------------------------
5.1 Opinion of Calfee, Halter & Griswold LLP as to the validity of the shares of Common Stock. (x)
-------------------------------------------------------------------------------

10.7 Amended and Restated Structured Equity Line Flexible Financing Agreement, dated April 7, 2000, between the Registrant and Cripple Creek Securities, LLC. (x)

10.8 Amended and Restated Registration Rights Agreement, dated April 7, 2000, between the Registrant and Cripple Creek Securities, LLC. (x)

10.9 Form of Warrant and Minimum Commitment Warrant of the Registrant issuable to Cripple Creek Securities, LLC. (x)


10.10 Warrant Agreement, dated as of December 30, 1999, between the Company and Wit Capital Corporation. (x)

10.11 Amendment No. 1 to Amended and Restated Structured Equity Line Flexible Financing Agreement, dated April 27, 2000.


10.42             Wit Capital Corporation Engagement Letter, dated July 8, 1999.
                  (2)

23.1              Consent of Calfee, Halter & Griswold LLP (included in Exhibit
                  5.1 of this Registration Statement).

23.2               Consent of Arthur Andersen LLP.

23.3               Consent of KPMG LLP.

24.1               Powers of attorney.  (x)

------------------
(1) Previously filed as an exhibit to Registration Statement No. 33-98866 on Form S-1 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Registrant's quarterly report on Form 10-Q for the quarterly period ended September 30, 1999 and incorporated herein by reference.

(x)     Previously filed.